March 1, 2007

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

MS Structured Asset Corp.

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as special counsel to MS Structured Asset Corp. (the “Depositor”) in connection with the formation of Structured Asset Trust Unit Repackagings (“SATURNS”) Trust No. 2007-1 (the “Trust”), the issuance by the Trust of $54,500,000 principal amount of Class A Units and the offer and sale of the Class A Units by the Underwriter. The Class A Units are offered pursuant to a registration statement on Form S-3 (No. 333-101155). Such registration statement, as amended as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated May 31, 2006, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated February 14, 2007, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated February 28, 2007, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement, together with the free writing prospectus attached as

Morgan Stanley & Co. Incorporated
MS Structured Asset Corp.
March 1, 2007

Exhibit A, are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This opinion letter is furnished pursuant to Section 4(c) of the Underwriting Agreement dated March 1, 2007 (the “Underwriting Agreement”) between the Depositor and the Underwriter. The Trust is organized under the laws of the State of New York, pursuant to the Trust Agreement, dated March 1, 2007 (the “Trust Agreement”), between LaSalle Bank National Association, as trustee (the “Trustee”) and the Depositor, which Trust Agreement, to the extent provided therein, incorporates by reference the Standard Terms referenced therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Pricing Prospectus and the documents incorporated by reference therein;
(b)	the Final Prospectus and the documents incorporated by reference therein;
(c)	the Trust Agreement; and
(d)	the Class A Units.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Depositor and such other instruments and other certificates of public officials, officers and representatives of the Depositor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Depositor in the Standard Terms).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            Assuming the Trust Agreement has been duly authorized, executed and delivered by each of the Trustee and the Depositor, the Trust Agreement is the valid and binding obligation of the Depositor enforceable against the Depositor in accordance with its terms.

2.            The Class A Units, assuming that they have been duly and validly authorized, executed, and issued by the Trustee, authenticated as specified in the Trust Agreement and delivered to the Depositor, have been legally and validly issued, the holders of

Morgan Stanley & Co. Incorporated
MS Structured Asset Corp.
March 1, 2007

the Class A Units will be entitled to the benefits of the Trust Agreement, and the Class A Units are fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation (a) we have assumed that each other party to such agreement or obligation other than the Depositor has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the federal law of the United States of America, and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Pricing Prospectus and Final Prospectus under the caption “Validity of Units”. By giving such consent, we do not admit that we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ Michael A. Mazzuchi
         Michael A. Mazzuchi, a Partner